Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219861, 333-170403, and 333-236518) of Caterpillar Inc. of our report dated June 26, 2025 relating to the financial statements and supplemental schedules of Caterpillar 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 26, 2025